UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2003

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

As previously reported, on November 3, 2003, Redback Networks Inc. (the “Company”) filed its prepackaged plan of reorganization (the “Plan”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Bankruptcy Court entered an order confirming the Plan on December 22, 2003. The Plan became effective by its terms and the Company emerged from bankruptcy at 6:00 p.m. Pacific time on January 2, 2004 (the “Effective Date”).

The Plan, which was filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2003 on November 14, 2003, is incorporated by reference in its entirety. A copy of the order of the Bankruptcy Court confirming the Plan is filed with this Current Report as Exhibit 2.2 and is incorporated by reference in its entirety. The press release issued by the Company on January 5, 2004 announcing the effectiveness of the Plan and the Company’s emergence from bankruptcy is filed with this Current Report as Exhibit 99.1 and is incorporated by reference in its entirety.

Pursuant to the terms and conditions of the Plan, shares of the Company’s pre-emergence common stock were subject to an approximate 73.39:1 reverse stock split and the Company’s pre-emergence stockholders retain approximately 2.5 million shares of the Company’s common stock. On January 2, 2004, there were 183,009,537 shares of the Company’s common stock outstanding. In addition, the Plan provides for the Company’s pre-emergence stockholders to receive seven-year warrants to purchase up to approximately 2.6 million shares of the Company’s common stock at an exercise price of $5.00 per share and up to approximately 2.8 million shares of the Company’s common stock at an exercise price of $9.50 per share.

The Plan also provides for, among other things:

•	the issuance of 47.5 million shares of the Company’s common stock to the former holders of the Company’s 5% convertible subordinated notes due 2007 in exchange for all outstanding indebtedness represented by such notes,

•	the issuance of approximately 1.8 million shares of the Company’s common stock to the Company’s landlords, subject to determination of final claim amounts,

•	the issuance of approximately 330,000 shares of the Company’s common stock to other holders of claims against the Company, subject to determination of final claim amounts,

•	cancellation on the Effective Date of all options and warrants to purchase shares of the Company’s common stock with a per share exercise price above $0.6601 (calculated on a pre-reverse split basis), and

•	cancellation of all options and warrants to purchase shares of the Company’s common stock with a per share exercise price less than or equal to $0.6601 (calculated on a pre-reverse split basis) that have not been exercised 10 calendar days following the Effective Date.

The following actions, among others, have occurred in connection with the effectiveness of the Plan:

•	The Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on January 2, 2004 authorizing an aggregate of up to 750,001,200 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

•	The Company reserved 12,496,048 shares of its common stock for issuance under its equity incentive plans.

•	The Company terminated its debtor-in-possession financing arrangements with Ableco Finance LLC and Wells Fargo Foothill, Inc., and entered into documentation to provide for a letter of credit to be issued by Silicon Valley Bank in favor of the Company’s contract manufacturer, Jabil Circuit, Inc., in the amount of $15,700,000.

•	The Company agreed to enter into a new real property lease with CTC Associates II, L.P. (“CTC”) covering the Company’s principal corporate headquarters in San Jose, California, and in connection with the execution of such lease also agreed to grant CTC a warrant to purchase 677,452 shares of the Company’s common stock at an exercise price of $5.00 per share and a warrant to purchase 677,452 shares of the Company’s common stock at an exercise price of $9.50 per share.

As of November 30, 2003, the assets and liabilities of the Company on a historical cost basis were $525.4 million and $629.2 million, respectively. Pre-bankruptcy convertible subordinated debt and accrued interest of approximately $490.9 million and accrued lease restructuring liabilities, net of reduction of lease deposits, of $67.8 million were cancelled and satisfied pursuant to terms and conditions of the Plan. After giving effect to the issuances of the Company’s common stock under and in connection with the Plan, there will be approximately 52,135,000 shares of the Company’s common stock issued and outstanding and approximately 6,760,000 shares of the Company’s common stock reserved for issuance upon exercise of warrants.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) The following exhibits are filed with this Current Report:

2.1	Prepackaged Plan of Reorganization of Redback Networks Inc. Under Chapter 11 of the Bankruptcy Code, dated November 3, 2003 (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2003)

2.2	Order Confirming Prepackaged Plan of Reorganization of Redback Networks Inc. Under Chapter 11 of the Bankruptcy Code

99.1	Press Release dated January 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: January 6, 2004	By:	/s/ THOMAS L. CRONAN III
Thomas L. Cronan III
Vice President of Finance and Administration and Chief Financial Officer